Exhibit 99.1

Contacts:	Tran Nguyen / CFO
Somaxon Pharmaceuticals, Inc.
(858) 876-6500

Rob Whetstone/Matt Sheldon
Pondel Wilkinson, Inc.
(310) 279-5963

SOMAXON PHARMACEUTICALS REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

Conference call scheduled today at 4:30 p.m. ET (1:30 p.m. PT);

Simultaneous webcast at http://investors.somaxon.com/eventdetail.cfm

SAN DIEGO, CA –August 7, 2012 – Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today reported its financial results for the second quarter ended June 30, 2012.

“Since the beginning of the second quarter of 2012, we have continued to make progress toward our corporate objective of increasing stockholder value. Importantly, we recently settled our Silenor paragraph IV litigation with three of the four generic filers, we increased Silenor net revenues in the second quarter as compared to the first quarter of 2012 and we continue to manage our operating expenses in an effort to drive towards profitability,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer.

“In addition, we bolstered our balance sheet through a registered direct offering of common stock and warrants, which we believe positions us to achieve positive cash generation in 2013,” continued Pascoe. “We believe that with the evolving clarity on Silenor’s exclusivity and our cash runway, we are well positioned to continue to work with our advisor, Stifel Nicolaus Weisel, to evaluate strategic alternatives with the objective of fully leveraging Silenor for the benefit of our stockholders.”

Recent Highlights

•

In July 2012, Somaxon entered into separate settlement arrangements with Mylan Inc. and its subsidiary, Mylan Pharmaceuticals, Inc., Par Pharmaceutical Companies, Inc. and its subsidiary Par Pharmaceutical, Inc. and Cadila Healthcare Limited and Zydus Pharmaceuticals (USA), Inc. to resolve pending patent litigation involving Silenor 3 mg and 6 mg tablets.

The settlement agreement with Mylan grants Mylan the exclusive right to begin selling an authorized generic version of Silenor (i.e., a generic version sold under Somaxon’s New Drug Application) on January 1, 2020, or earlier under certain circumstances. Mylan’s right to sell such an authorized generic product could extend for a period of as long as 360 days, and after such period Mylan will have the non-exclusive right to sell a generic version of Silenor under its Abbreviated New Drug Application. In connection with the settlement agreement, the parties also entered into a supply agreement under which Mylan has agreed to supply the company with commercial quantities of Silenor 3 mg and 6 mg tablets.

The settlement agreements with Par and Zydus grant each of them the right to begin selling a generic version of Silenor 180 days after the earlier of the date that a third party’s generic version of Silenor is first sold in the United States under a license from Somaxon or a final court decision that the asserted patents are not infringed, invalid or unenforceable, or earlier under certain circumstances.

Each of the settlement agreements became effective upon the entry by the U.S. District Court for the District of Delaware of an order dismissing the litigation with respect to Mylan, Par or Zydus, as applicable.

•

In July 2012, Somaxon completed a registered direct offering of approximately 9.4 million shares of its common stock and warrants to purchase up to approximately 4.7 million shares of its common stock to institutional investors at a combined public offering price of $0.32 per share and per warrant. Aggregate gross proceeds to the company were approximately $3.0 million, before deducting anticipated placement agent fees and expenses of approximately $0.3 million. The warrants have an initial exercise price of $0.46 per share, will be exercisable commencing six months and one day from the date of issuance and will expire on the fifth anniversary of the initial exercise date.

•

In April 2012, Somaxon entered into a collaboration with CJ CheilJedang Corporation, pursuant to which CJ CheilJedang will commercialize Silenor in South Korea, if approved. Under the terms of the agreements, Somaxon received an up-front payment of US$600,000. If Silenor is approved in South Korea, Somaxon will also be eligible to receive sales-based milestone payments as well as a royalty based on net sales of Silenor in South Korea. Somaxon will also supply CJ CheilJedang’s requirements for commercial quantities of Silenor in South Korea at a separate transfer price.

Second Quarter 2012 Financial Results

For the second quarter of 2012, Somaxon reported total revenue of $3.4 million, consisting of net product sales of Silenor of $2.9 million and license fee revenue from the license agreement with CJ CheilJedang of $0.4 million. Net product sales of Silenor for the comparable second quarter of 2011 was $6.2 million. In the second quarter of 2011, Somaxon began recognizing revenue for sales of Silenor at the time of delivery of the product to its wholesale pharmaceutical distributors and other customers, resulting in a one-time increase in net product sales of $3.2 million in such quarter from the recognition of previously deferred product sales revenue.

Total operating costs and expenses for the second quarter of 2012 were $5.6 million, including $0.7 million of non-cash, share-based compensation expense, compared with $21.2 million, including $1.4 million of non-cash, share-based compensation expense, for the second quarter of 2011. The decrease in operating costs and expenses during the second quarter of 2012 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Cost of product sales was $0.3 million for the second quarter of 2012, compared to cost of product sales for the second quarter of 2011 of $0.7 million. Gross profit was $2.7 million for the second quarter of 2012 and $5.6 million for the second quarter of 2011. Expressed as a percentage of net product sales, gross margin was 91.0% for the second quarter of 2012 and 89.4% for the second quarter of 2011.

Selling, general and administrative (SG&A) expense was $5.3 million for the second quarter of 2012, compared to $20.1 million for the second quarter of 2011. The decrease in SG&A expense during the second quarter of 2012 as compared to the comparable prior year period was primarily due to the reduction of the company’s marketing efforts and the company’s reduction in force in the fourth quarter of 2011.

Somaxon had no research and development expense for the second quarter of 2012. Research and development expense for the second quarter of 2011 was $0.5 million.

For the second quarter of 2012, net loss was $2.2 million, or a loss of $0.05 per share, compared with a net loss of $14.9 million, or a loss of $0.33 per share, for the second quarter of 2011.

At June 30, 2012, Somaxon had cash and cash equivalents totaling $7.1 million, which does not include net proceeds of $2.7 million from the recently completed registered direct offering. Cash and cash equivalents was $10.7 million at December 31, 2011.

Conference Call Information and Forward-Looking Statements

On Tuesday, August 7, 2012, Somaxon will conduct a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT) to discuss results and highlights of the second quarter ended June 30, 2012.

The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible at this site for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-1465 (domestic) or (480) 629-9867 (international), conference call ID 4555893. A telephonic replay will be available for approximately two weeks following the conclusion of the call by dialing (303) 590-3030, and entering passcode 4555893.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s commercial activities relating to Silenor, prescription and sales volume trends, the company’s financial status and performance and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Somaxon Pharmaceuticals, Inc.

Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded products and product candidates to treat important medical conditions where there is an unmet medical need and/or high-level of patient dissatisfaction, currently in the central nervous system therapeutic area. Somaxon’s product Silenor, available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.

For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement

Somaxon cautions readers that statements included in this press release or the conference call that are not a description of historical facts are forward-looking statements. For example, statements regarding the commercial performance and prospects of Silenor, Somaxon’s ability to maintain operating expenses at reasonable levels, the settlement of litigation with Mylan, Par and Zydus and the review and approval of the settlement agreements by the U.S. Department of Justice and/or the U.S. Federal Trade Commission, the process of seeking strategic alternatives and the ability to derive stockholder value from one or more related transactions and Somaxon’s other activities and plans are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release and the conference call due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully market and sell Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; risks related to Somaxon’s settlement agreements with Mylan, Par and Zydus, including any legal or regulatory challenges to the settlement agreements by the U.S. Department of Justice and/or the U.S. Federal Trade Commission, and the outcome of any such challenges; Somaxon’s ability, together with its strategic advisor Stifel Nicolaus Weisel, to successfully enter into one or more transactions to enhance stockholder value; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including patent infringement litigation; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to successfully enforce its intellectual property rights and defend its patents, including any developments relating to the submission of abbreviated new drug applications for generic versions of Silenor 3 mg and 6 mg and related patent litigation; the possible introduction of generic competition for Silenor; the potential to enter into an agreement with any third party relating to over-the-counter rights for Silenor; Somaxon’s ability, together with any partner, to receive FDA approval for an over-the-counter version of Silenor; changes in healthcare reform measures and reimbursement policies; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully meet anticipated market demand; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; Somaxon’s reliance on its licensees, Paladin Labs and CJ CheilJedang, for critical aspects of the commercial sales process for Silenor outside of the United States; the performance of Paladin and CJ CheilJedang and their adherence to the terms of their contracts with Somaxon; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could adversely impact commercial success, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.

SUMMARY STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenues
Net product sales	$2,930	$6,242	$5,671	$8,564
License fee revenue	420	—	420	—

Total revenue	3,350	6,242	6,091	8,564

Operating costs and expenses
Cost of product sales	265	661	539	1,024
Selling, general and administrative	5,299	20,073	9,899	38,666
Research and development	—	457	—	876

Total operating costs and expenses	5,564	21,191	10,438	40,566

Loss from operations	(2,214)	(14,949)	(4,347)	(32,002)
Other income and (expense)	15	—	31	15

Net loss	$(2,199)	$(14,949)	$(4,316)	$(31,987)

Basic and diluted net loss per share	$(0.05)	$(0.33)	$(0.09)	$(0.71)

Shares used to calculate net loss per share	48,108	45,492	48,108	45,250

SOMAXON PHARMACEUTICALS, INC.

SUMMARY BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2012	2011
	(in thousands)
ASSETS
Cash and cash equivalents	$7,084	$10,668
Accounts receivable, net	2,000	1,950
Inventory	239	264
Other current assets	905	1,053

Total current assets	10,228	13,935
Restricted cash	201	201
Property and equipment, net	519	634
Intangibles, net	989	1,089

Total assets	$11,937	$15,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,572	$1,774
Accrued liabilities	6,044	7,054

Total current liabilities	7,616	8,828
Other long-term liabilities	626	490

Total liabilities	8,242	9,318
Total stockholders’ equity	3,695	6,541

Total liabilities and stockholders' equity	$11,937	$15,859